Exhibit 2

                      PLAN AND AGREEMENT OF REORGANIZATION

                                      AMONG

                        GLOBAL EQUITY INTERNATIONAL, INC.

                                       AND

                           GLOBAL EQUITY PARTNERS PLC

                                       AND

                             CERTAIN STOCKHOLDERS OF

                           GLOBAL EQUITY PARTNERS PLC

                             DATED NOVEMBER 15, 2010
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                                TABLE OF CONTENTS

Plan and Agreement of Reorganization.........................................  3

Plan of Reorganization.......................................................  3

   Agreement.................................................................  3

    Section 1 - Transfer of Shares...........................................  3
    Section 2 - Issuance of Exchange Stock to GEP Stockholders...............  4
    Section 3 - Closing......................................................  5
    Section 4 - Representations and Warranties by GEP and Certain
                Stockholders.................................................  6
    Section 5 - Representations and Warranties by GEII....................... 10
    Section 6 - Access and Information....................................... 13
    Section 7 - Covenants of GEP  and Certain Stockholders................... 14
    Section 8 - Covenants of GEP............................................. 15
    Section 9 - Additional Covenants of the Parties.......................... 17
    Section 10 - Non-Survival of Representations, Warranties and Covenants... 17
    Section 11 - Conditions Precedent to Obligations of Parties.............. 18
    Section 12 - Termination, Amendment, Waiver.............................. 19
    Section 13 - Miscellaneous............................................... 22

Exhibit List................................................................. 24

Schedule List................................................................ 24

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                      PLAN AND AGREEMENT OF REORGANIZATION

     This Plan and Agreement of Reorganization ("Agreement") is entered into on this 15 day of November 2010 by and between GLOBAL EQUITY INTERNATIONA, INC., a Nevada corporation ("GEII"), and GLOBAL EQUITY PARTNERS PLC, a Republic of Seychelles corporation ("GEP"), and Peter Smith, the sole stockholder of GEP ("Stockholder") as of the date this Agreement is executed.

                             PLAN OF REORGANIZATION

     The transaction contemplated by this Agreement is intended to be a qualified Type "B" reorganization pursuant to Internal Revenue Code Section ss.368, and conforming to Nevada and the Republic of Seychelles provisions. GEII will acquire up to 100% of GEP's issued and outstanding registered shares in exchange for 20,000,000 shares of GEII's common stock, $.001 par value (the "Exchange Stock"). Upon the consummation of the exchange transaction and the issuance and transfer of the Exchange Stock as set forth in Section 2 herein below, GEP's Stockholder would hold approximately seventy-two percent (72%) of the then outstanding common stock of GEII representing a controlling interest in GEII. The Exchange Transaction will result in GEP becoming a wholly-owned subsidiary of GEII.

                                    AGREEMENT

                                    SECTION 1

                               TRANSFER OF SHARES

1.1 All Stockholders of GEP (the "Stockholder" or the "GEP Stockholders"), as of the date of Closing as such term is defined in Section 3 herein (the "Closing" or the "Closing Date"), shall transfer, assign, convey and deliver to GEII on the Closing Date, certificates representing one hundred percent (100%) of the issued and outstanding GEP registered shares or such lesser percentage as shall be acceptable to GEII, but in no event less than Seventy-Two percent (72%) of the issued and outstanding GEP registered shares. The transfer of the GEP Stockholder registered shares shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the GEP Stockholder and GEII shall have otherwise agreed in writing.

                                    SECTION 2

                  ISSUANCE OF EXCHANGE STOCK TO GEP STOCKHOLDER

2.1 As consideration for the transfer, assignment, conveyance and delivery of the GEP Stockholder registered shares hereunder, GEII shall, at the Closing issue to the GEP Stockholder, certificates representing 20,000,000 shares of GEII common stock. The parties intend that the Exchange Shares being issued will be used to acquire all outstanding GEP registered shares on the basis of two hundred (200) shares of GEII common stock in exchange for each one (1) share of GEP registered share.

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2.2  The  issuance  of the  Exchange  Stock  shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the GEP Stockholder and GEII shall have otherwise agreed in writing. As provided herein, and immediately prior to the Closing, GEII shall have issued and outstanding: (i) not more than 8,000,000 shares of common stock; and (ii) shall have no preferred stock or other securities issued and outstanding.

2.3 None of the Exchange Stock issued to the GEP Stockholder, nor any of the GEP registered shares transferred to GEII hereunder shall, at the time of Closing, be registered under federal securities laws but, rather, shall be issued pursuant to an exemption therefrom and be considered "restricted stock" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). All of such shares shall bear a legend worded substantially as follows:

           "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are `restricted securities' as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

     The respective transfer agents of GEII and GEP Stockholder shall annotate their records to reflect the restrictions on transfer embodied in the legend set forth above. There shall be no requirement that GEII register the Exchange Stock under the Act, nor shall GEP or the Stockholder be required to register any GEP registered shares under the Act.

                                    SECTION 3

                                     CLOSING

3.1 Closing of Transaction. Subject to the fulfillment or waiver of the conditions precedent set forth in Section 11 hereof, the Closing shall take place on the Closing Date at the Law Offices of William B. Barnett, 21550 Oxnard Street., Suite 200, Woodland Hills, California 91367, at 10:00 A.M., local time, or at such other time on the Closing Date as GEP and GEII may mutually agree in writing.

3.2 Closing Date. The Closing Date of the Exchange shall take place on or before December 31, 2010, or such later date upon which GEP and GEII may mutually agree in writing, or as extended pursuant to subsection 12.1(b) herein below.

3.3  Deliveries at Closing.

     (a)  GEP shall deliver or cause to be delivered to GEII at Closing:

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          (1)  Certificates  representing  all  shares,  or an  amount of shares acceptable to GEII, of the GEP Stockholder's registered shares as described in Section 1, each endorsed in blank by the registered owner;

          (2)  An  agreement  from  the  Stockholder   surrendering  his  shares
               agreeing to a restriction on the transfer of the Exchange Stock as described in Section 2 hereof;

          (3) A copy of a consent of GEP's board of directors authorizing GEP to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit A;

          (4) A copy of a Certificate of Good Standing for GEP issued not more than thirty (10) days prior to Closing by the Republic of Seychelles Registrar of International Business Companies;

          (5) Articles of Incorporation and Bylaws of GEP certified as of the Closing Date by the President and Secretary of GEP; and

          (6) Such other documents, instruments or certificates as shall be reasonably requested by GEII or its counsel.

     (b)  GEII shall deliver or cause to be delivered to GEP at Closing:

          (1) A copy of a consent of GEII'S board of directors authorizing GEII to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit B;

          (2) A copy of a Certificate of Good Standing for GEII issued not more than ten (10) days prior to Closing by the Secretary of State of Nevada;

          (3) Stock certificate(s) or a computer listing from GEII's transfer agent representing the Exchange Stock to be newly issued by GEII under this Agreement, which certificates shall be in the name of the GEP Stockholder, in the amount of 20,000,000 shares;

          (4) Articles of Incorporation and Bylaws of GEII certified as of the Closing Date by the President and Secretary of GEII;

          (5)  Such other  documents,  instruments or  certificates  as shall be
               reasonably   requested  by  GEP  or  its  counsel.

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3.4  Filings; Cooperation.

     (a) Prior to the Closing, the parties shall proceed with due diligence and in good faith to make such filings and take such other actions as may be necessary to satisfy the conditions precedent set forth in Section 11 below.

     (b) On and after the Closing Date, GEII, GEP and the Stockholder shall, on request and without further consideration, cooperate with one another by furnishing or using their best efforts to cause others to furnish any additional information and/or executing and delivering or using their best efforts to cause others to execute and deliver any additional documents and/or instruments, and doing or using their best efforts to cause others to do any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

                                    SECTION 4

                        REPRESENTATIONS AND WARRANTIES BY

                          GEP AND CERTAIN STOCKHOLDERS

4.1 Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to GEII), GEP and those Stockholders listed on Exhibit "A" represent and warrant to GEII as follows:

     (a)  Organization   and  Good   Standing  of  GEP.   The   Certificate   of
          Incorporation of GEP and all Amendments thereto as presently in effect, and the Memorandum of Association of GEP as presently in effect, both of which shall be certified by the President and Secretary of GEP, have been delivered to GEII and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

     (b) Capitalization. GEP's authorized capital consists of 100,000 shares of registered shares, par value $1.00 per share, of which 100,000 registered shares are issued and outstanding prior to the Closing Date, (defined as "GEP Shares"), and held of record by one (1) stockholder, who is currently a resident of the United Kingdom. All such outstanding registered shares are validly issued, paid and non-assessable. There are no other outstanding securities including options and warrants outstanding. All securities issued by GEP as of the date of this Agreement have been issued in compliance with all applicable laws of the Republic of Seychelles and the United Kingdom. Except as set forth in Schedule 4.1(b), no other equity securities or debt obligations of GEP are authorized, issued or outstanding.

     (c) Subsidiaries. Except as set forth in Schedule 4.1 (c), GEP has no subsidiaries or other investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind.

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     (d)  Financial  Statements.  GEP will deliver to GEII, prior to Closing,  a copy of GEP's unaudited, financial statements for the year ended December 31, 2009 and and financial statements for the nine (9) months ended September 30, 2010, if required, which will be true and complete and will have been prepared in conformity with generally accepted accounting principles. Other than changes in the usual and ordinary conduct of the business since September 30, 2010, there have not been and, at the Closing Date, there will be no material adverse changes in such financial statements.

     (e) Absence of Undisclosed Liabilities. GEP has no liabilities which are not adequately reflected or reserved against in the GEP Financial Statements or otherwise reflected in this Agreement and GEP shall not have as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after September 30, 2010, and would be individually or in the aggregate, material to the results of operations or financial condition of GEP as of the Closing Date.

     (f) Litigation. Except as disclosed in Schedule 4.1(f), there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against GEP or its properties. Except as disclosed in Schedule 4.1(f), there are no actions, suits or proceedings pending, or, to the knowledge of GEP, threatened against or affecting GEP or its affiliated companies, any of its officers or directors relating to their positions as such, or any of its properties, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in connection with the business, operations or affairs of GEP or its affiliated company which might result in any material adverse change in the operations or financial condition of GEP, or which might prevent or materially impede the consummation of the transactions under this Agreement.

     (g) Compliance with Laws. To the best of its knowledge, the operations and affairs of GEP do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial conditions or operations of GEP.

     (h) Absence of Certain Changes. Except as set forth in Schedule 4.1(h), or otherwise disclosed in writing to GEII, since September 30, 2010,

          (i)  GEP has not entered into any material transactions;

          (ii) There has been no change in financial or other condition, business, property, prospects, assets or liabilities of GEP as shown on the GEP Financial Statement, other than changes that both individually and in the aggregate do not have a consequence

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               that is materially adverse to such condition, business, property, prospects, assets or liabilities;

          (iii)There has been no damage to, destruction of or loss of any of the properties or assets of GEP (whether or not covered by insurance) materially and adversely affecting the financial or other condition, business, property, prospects, assets or liabilities of GEP;

          (iv) GEP has not declared, or paid any dividend or made any distribution on its capital stock, redeemed, purchased or otherwise acquired any of its capital stock, granted any options to purchase shares of its stock, or issued any shares of its capital stock;

          (v) There has been no material change, except in the ordinary course of business, in the contingent obligations of GEP by way of guaranty, endorsement, indemnity, warranty or otherwise;

          (vi) There have been no loans made by GEP to its employees, officers or directors;

          (viii) There has been no extraordinary increase in the compensation of any of GEP's employees;

          (ix) There has been no agreement or commitment by GEP to do or perform any of the acts described in this Section 4.1(h); and

          (x) There has been no other event or condition of any character, which might reasonably be expected either to result in a material and adverse change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of GEP or to impair materially the ability of GEP to conduct the business now being conducted.

     (i) Employees. There are, except as disclosed in Schedule 4.1(i), no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements or arrangements between GEP and any of its directors, officers or employees and there is no employment, consulting, severance or indemnification arrangements, agreements or understandings between GEP on the one hand, and any current or former directors, officers or employees of GEP on the other hand.

     (j) Assets. All of the assets reflected on the September 30, 2010, GEP Financial Statements or acquired and held as of the Closing Date, will be owned by GEP on the Closing Date. Except as set forth in Schedule 4.1(j), GEP owns outright and has good and marketable title, or holds valid and enforceable leases, to all of such assets. None of GEP's equipment used by GEP in connection with its business has any material defects and all of them are in all material respects in good operating

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          condition and repair,  and are adequate for the uses to which they are being put; none of GEP's equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repair. GEP represents that, except to the extent disclosed in Schedule 4.1(j) to this Agreement or reserved against on its balance sheet as of September 30, 2010, it is not aware of any accounts and contracts receivable existing that in its judgment would be uncollectible.

     (k) Tax Matters. All federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of GEP have been timely filed. Since September 30, 2010, GEP has not incurred any liability with respect to any federal, foreign, state or local taxes except in the ordinary and regular course of business. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of GEP. On the date of this Agreement, GEP is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed.

     (l) Operating Authorities. To the best knowledge of GEP, GEP has all material operating authorities, governmental certificates and licenses, permits, authorizations and approvals ("Permits") required to conduct its business as presently conducted. Such Permits are set forth on Schedule 4.1(l). Since GEP's inception, there has not been any notice or adverse development regarding such Permits; such Permits are in full force and effect; no material violations are or have been recorded in respect of any permit; and no proceeding is pending or threatened to revoke or limit any Permit.

     (m) Continuation of Key Management. To the best knowledge of GEP, all key management personnel of GEP intend to continue their employment with GEP after the Closing. For purposes of this subsection 4.1(m), "key management personnel" shall include Mr. Peter Smith.

     (n) Books and Records. The books and records of GEP are complete and correct, are maintained in accordance with good business practice and accurately present and reflect, in all material respects, all of the transactions therein described, and there have been no transactions involving GEP which properly should have been set forth therein and which have not been accurately so set forth.

     (o) Authority to Execute Agreement. The Board of Directors of GEP, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by GEP of this Agreement, and has duly authorized each of the transactions hereby contemplated. GEP has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. GEP has taken all actions required by law, its Certificate of Incorporation, as amended, or otherwise to authorize the execution and delivery of this Agreement. This Agreement is valid and binding upon GEP and the stockholder in accordance with its terms. Neither the

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          execution nor delivery of this Agreement nor the  consummation  of the transactions contemplated hereby will constitute a violation or breach of the Articles of Incorporation, as amended, or the Bylaws, as
          amended,  of  GEP,  or  any  agreement,   stipulation,   order,  writ,
          injunction, decree, law, rule or regulation applicable to GEP.

     (p) Finder's Fees. GEP is not, and on the Closing Date will not be liable or obligated to pay any finder's, agent's or broker's fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

4.2 Disclosure. At the date of this Agreement, GEP and the Stockholder have, and at the Closing Date they will have, disclosed all events, conditions and facts materially affecting the business and prospects of GEP. GEP and the Stockholder have not now and will not have at the Closing Date, withheld knowledge of any such events, conditions or facts which they know, or have reasonable grounds to know, may materially affect GEP's business and prospects. Neither this Agreement nor any certificate, exhibit, schedule or other written document or statement, furnished to GEII by GEP and/or by the Stockholder in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

                                    SECTION 5

                     REPRESENTATIONS AND WARRANTIES BY GEII

5.1 Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to GEP), GEII represents and warrants to GEP and the Stockholder as follows:

     (a) Organization and Good Standing. GEII is currently a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own or lease its properties and to carry on its business as now being conducted and as proposed to be conducted. GEII is qualified to conduct business as a foreign corporation in no other jurisdiction, and the failure to so qualify in any other jurisdiction does not materially, adversely affect the ability of GEII to carry on its business as most recently conducted. The Articles of Incorporation of GEII and all amendments thereto as presently in effect, and the Bylaws of GEII as presently in effect, both of which shall be certified by the President and Secretary of GEII, have been delivered to GEP and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

     (b) Capitalization. GEII's authorized capital stock is 75,000,000 shares consisting of (i) 70,000,000 shares of $.001 par value common stock, defined above as "GEII Common Stock", of which not more than

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          2,000,000,  will be issued and outstanding,  prior to Closing Date and held of record by approximately 4 shareholders and (ii) 5,000,000 shares of $.001 par value Preferred stock, of which no such shares are outstanding. Except as set forth in Schedule 5.1(b), no other equity securities or debt obligations of GEII are authorized, issued or outstanding and as of the Closing, there will be no other outstanding
          options,  warrants,  agreements,   contracts,  calls,  commitments  or
          demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the GEII Common Stock, and there will be no outstanding security of any kind convertible into GEII Common Stock. The shares of GEII Common Stock are free and clear of all
          liens,  charges,   claims,  pledges,   restrictions  and  encumbrances
          whatsoever of any kind or nature that would inhibit, prevent or otherwise interfere with the transactions contemplated hereby. All of the outstanding GEII Common Stock is validly issued, fully paid and non-assessable and there are no voting trust agreements or other contracts, agreements or arrangements restricting or affecting voting or dividend rights or transferability with respect to the outstanding shares of GEII Common Stock.

     (c) Issuance of Exchange Stock. All of the GEII Common Stock to be issued to or transferred to GEP Stockholder pursuant to this Agreement, when issued, transferred and delivered as provided herein, will be duly authorized, validly issued, fully paid and non-assessable, and will be free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature, except those restrictions imposed by State or Federal corporate and securities regulations.

     (d)  No Violation. Neither the execution and delivery of this Agreement nor
          the   consummation  of  the  transactions   contemplated   hereby  nor
          compliance by GEII with any of the provisions hereof will:

          (1) Violate or conflict with, or result in a breach of any provisions of, or constitute a default ( or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of GEII or any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which GEII is a party, or by which it or its properties or assets may be bound or affected; or

          (2) Violate any order, writ, injunction or decree, or any statute, rule, permit, or regulation applicable to GEII or any of its properties or assets.

     (e) Subsidiaries. GEII has no subsidiaries and no investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

     (f) Absence of Undisclosed Liabilities. Except as disclosed in GEII's Financial Statements, GEII did not have, as of the Closing Date, any

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
          liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred since inception, October 1, 2010 and would be individually or in the aggregate, material to the results of operation or financial condition of GEII.

     (g) Litigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against GEII or its properties. There are no actions, suits or proceedings pending, or, to the knowledge of GEII, threatened against or relating to GEII. GEII is not, and on the Closing Date will not be, in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality; and GEII has, and on the Closing Date will have, complied in all material respects with all laws, rules, regulations and orders applicable to it, if any.

     (h) Contracts. GEII is not a party to any written or oral commitment for capital expenditures except as contemplated by this Agreement. GEII is not a party to, nor is its property bound by any written or oral, express or implied, agreement, contract or other contractual obligation including, without limitation, any real or personal property leases, any employment agreements, any consulting agreements any personal services agreements or any other agreements that require GEII to pay any money or deliver any assets or services. GEII has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreements or other documents to which it was a party.

     (i) Authority to Execute Agreement. The Board of Directors of GEII, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by GEII of this Agreement and the Exchange Stock, and has duly authorized each of the transactions hereby contemplated. GEII has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. GEII has taken all the actions required by law, its Articles of Incorporation, as amended, its Bylaws, as amended, applicable state law or otherwise to authorize the execution and delivery of the Exchange Stock pursuant to the provisions hereof. This Agreement is valid and binding upon GEII in accordance with its terms.

     (j) Finder's Fees. GEII is not, and on the Closing Date, will not be liable or obligated to pay any finder's, agent's or broker's fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

     (k) Books and Records. The books and records of GEII are complete and correct, are maintained in accordance with good business practice and accurately present and reflect in all material respects, all of the transactions therein described and there have been no transactions

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
          involving GEII which properly should have been set forth therein and which have not been accurately so set forth.

5.2 Disclosure. GEII has and at the Closing Date it will have, disclosed all events, conditions and facts materially affecting the business and prospects of GEII. GEII has not now and will not have at the Closing Date, withheld knowledge of any such events, conditions and facts which it knows, or has reasonable grounds to know, may materially affect GEII's business and prospects. Neither this Agreement, nor any certificate, exhibit, schedule or other written document or statement, furnished to GEP or the GEP Stockholder by GEII in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

                                    SECTION 6

                             ACCESS AND INFORMATION

6.1 As to GEP. Subject to the protections provided by subsection 9.4 herein, GEP shall give to GEII and to GEII's counsel, accountants and other representatives full access during normal business hours throughout the period prior to the Closing, to all of GEP's properties, books, contracts, commitments, and records, including information concerning products and customer base, and patents held by, or assigned to, GEP, and furnish GEII during such period with all such information concerning GEP's affairs as GEII reasonably may request.

6.2 As to GEII. Subject to the protections provided by subsection 9.4 herein, GEII shall give to GEP, the GEP Stockholder and their counsel, accountants and other representatives, full access, during normal business hours throughout the period prior to the Closing, to all of GEII's properties, books, contracts, commitments, and records, if any, and shall furnish GEP and the GEP Stockholder during such period with all such information concerning GEII's affairs as GEP and the GEP Stockholder reasonably may request.

                                    SECTION 7

                        COVENANTS OF GEP AND STOCKHOLDER

7.1 No Solicitation. For a period of forty-five (45) days from the date of this Agreement, GEP and the Stockholder, to the extent within the Stockholder's control, will use their best efforts to cause its officers, employees, agents and representatives not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or indirectly to solicit, encourage, or initiate any discussions with, to, any person or entity other than GEII and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving GEP, or any sale of any of its common stock or of the common stock held by the Stockholder in excess of fifty percent (50%) of such Stockholder's current stock holdings except as otherwise disclosed in this Agreement. GEP will notify GEII immediately upon receipt of an inquiry, offer, or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of GEP business, or providing information to government authorities.

7.2 Conduct of Business Pending the Transaction. GEP and the Stockholder, covenant and agree with GEII that, prior to the consummation of the transaction called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless GEII shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, GEP and the Stockholder, will comply with each of the following:

     (a) Its business shall be conducted only in the ordinary and usual course. GEP shall use reasonable efforts to keep intact its business organization and good will, keep available the services of its respective officers and employees, and maintain good relations with suppliers, creditors, employees, customers, and others having business or financial relationships with it, and it shall immediately notify GEII of any event or occurrence which is material to, and not in the ordinary and usual course of business of GEP.

     (b) It shall not (i) amend its Certificate of Incorporation or Memorandum of Association or (ii) split, combine, or reclassify any of its outstanding securities, or declare, set aside, or pay any dividend or other distribution on, or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock or property.

     (c) It shall not (i) issue or agree to issue any additional securities or rights of any kind to acquire any securities, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except as set forth in this Agreement.

     (d) It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

     (e) It shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (a) through (d) above.

     (f) It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it.

     (g) It will comply with all laws and regulations applicable to it and its operations.

                                    SECTION 8
                               COVENANTS OF GEII

8.1 No Solicitation. For a period of forty-five (45) days from the date of this Agreement, GEII will not discuss or negotiate with any other corporation, firm or other person or entertain or consider any inquiries or proposals relating to the possible disposition of its shares of capital stock, or its assets, and will conduct business only in the ordinary course. Notwithstanding the foregoing, GEII shall be free to engage in activities mentioned in the preceding sentence, which are designed to further the mutual interests of the parties to this Agreement.

8.2 Conduct of GEII Pending Closing. GEII covenants and agrees with GEP that, prior to the consummation of the transactions called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless GEP shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, GEII will comply with each of the following.

     (a) No change will be made in GEII's Articles of Incorporation or Bylaws, except for a name change, or in GEII's authorized or issued shares of stock, except as contemplated in this Agreement or as may be first approved in writing by GEP.

     (b) No dividends shall be declared, no stock options granted and no employment agreements shall be entered into with officers or directors in GEII, except as may be first approved in writing by GEP.

     (c) It shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of its capital stock of any class, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except as set forth in this Agreement.

     (d) It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

     (e) It shall not (i) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee, or (ii) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice, or with the written approval of GEII.

     (f) It shall not sell lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for:
          (i) sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice; (ii) liens for taxes not yet due; (iii) liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or (iv) as specifically provided for or permitted in this Agreement.

     (g) It shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (a) through (f) above.

     (h) It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it.

     (i) It will comply with all laws and regulations applicable to it and its operations.

                                    SECTION 9

                       ADDITIONAL COVENANTS OF THE PARTIES

9.1 Cooperation. Both GEP and GEII will cooperate with each other and their respective counsel, accountants and agents in carrying out the transaction contemplated by this Agreement, and in delivering all documents and instruments deemed reasonably necessary or useful by the other party. Furthermore, both GEP and GEII shall collaborate on the preparation and dissemination of an offer, which the Board of Directors of GEP shall approve and recommend, to the GEP Stockholder, to exchange his outstanding common stock of GEP for shares of GEII Common Stock.

9.2 Expenses. Each of the parties hereto shall pay all of its respective costs and expenses (including attorneys' and accountants' fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

9.3 Publicity. Prior to the Closing, any written news releases or public disclosure by either party pertaining to this Agreement shall be submitted to the other party for its review and approval prior to such release or disclosure, provided, however, that (a) such approval shall not be unreasonably withheld, and (b) such review and approval shall not be required of disclosures required to comply, in the judgment of counsel, with federal or state securities or corporate laws or policies.

9.4 Confidentiality. While each party is obligated to provide access to and furnish information in accordance with Section 6 herein, it is understood and agreed that such disclosure and information subsequently obtained as a result of such disclosures are proprietary and confidential in nature. Each party agrees to hold such information in confidence and not to reveal any such information to any person who is not a party to this Agreement, or an officer, director or key employee thereof, and not to use the information obtained for any purpose other than assisting in its due diligence inquiry in conjunction with the transaction contemplated by this Agreement. Upon request of any party, a confidentiality agreement, acceptable to the disclosing party, will be executed by any person selected to receive such proprietary information, prior to receipt of such information.

                                   SECTION 10
                        NON-SURVIVAL OF REPRESENTATIONS,
                            WARRANTIES AND COVENANTS

10.1 None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive after six (6) months from the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Section 10.

                                   SECTION 11

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

11.1 Conditions to Obligations of the Parties. The obligations of GEII, GEP and the Stockholder shall be subject to the fulfillment, on or prior to the Closing, of all conditions elsewhere herein set forth, including, but not limited to, receipt by the appropriate party of all deliveries required by Sections 4 and 5 herein, and fulfillment, prior to Closing, of each of the following conditions:

     (a) All representations and warranties made by the GEP Stockholder and GEII in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date.

     (b) GEP Stockholder and GEII shall have performed or complied with all covenants, agreements and conditions contained in this Agreement on their part required to be performed or complied with at or prior to the Closing.

     (c) All material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

     (d) The Closing shall not violate any permit or order, decree or judgment of any court or governmental body having competent jurisdiction and there shall not have been instituted any legal or administrative action or proceeding to enjoin the transaction contemplated hereby or seeking damages from any party with respect thereto.

11.2 Conditions to Obligations of GEII. The obligations of GEII to consummate the transactions contemplated herein are subject to satisfaction (or waiver by it) of the following conditions:

     (a) The GEP Stockholder acquiring Exchange Stock will be required, at Closing, to submit an agreement confirming that all the Exchange Stock received will be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, and agreeing not to transfer any of the Exchange Stock for a period of one year from the date of the Closing, except for those transfers falling within the exemption from registration under the Securities Act of 1933 and any applicable state securities laws, which transfers do not constitute a public distribution of securities, and in which the transferees execute an investment letter in form and substance satisfactory to counsel for GEII. The foregoing provision shall not prohibit the registration of those shares at any time following the Closing. The GEP Stockholder acquiring Exchange Stock will be required to transfer to GEII at the Closing his GEP Stock Certificate(s), free and clear of all liens, mortgages, pledges, encumbrances or changes, whether disclosed or undisclosed.

     (b) All schedules, prepared by GEP shall be current or updated as necessary as of the Closing Date.

     (c) Each party shall have satisfied itself that since the date of this Agreement the business of the other party has been conducted in the ordinary course. In addition, each party shall have satisfied itself that no withdrawals of cash or other assets have been made and no indebtedness has been incurred since the date of this Agreement, except in the ordinary course of business or with respect to services rendered or expenses incurred in connection with the Closing of this Agreement, unless said withdrawals or indebtedness were either authorized by the terms of this Agreement or subsequently consented to in writing by the parties.

     (d) Each party covenants that, to the best of its knowledge, it has complied or will comply in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof, domestic or foreign, applicable to their assets, to the business conducted by them and to the transactions contemplated by this Agreement.

11.3 Conditions to Obligation of GEP and the GEP Stockholder. The obligations of GEP and the GEP Stockholder to consummate the transactions contemplated herein are subject to satisfaction (or waiver by them) of the following conditions:

     (a) Each party shall have granted to the other party (acting through its management personnel, counsel, accountants or other representatives designated by it) full opportunity to examine its books and records, properties, plants and equipment, proprietary rights and other instruments, rights and papers of all kinds in accordance with Sections 4 and 5 hereof, and each party shall be satisfied to proceed with the transactions contemplated by this Agreement upon completion of such examination and investigation.

     (b) GEII and GEP shall agree to indemnify each other party against any liability to any broker or finder to which that party may become obligated.

     (c) The Exchange shall be approved by the Board of Directors of both GEP and GEII. Furthermore, the Exchange shall be approved by the stockholders of GEP and shareholders of GEII, if deemed necessary or appropriate by counsel for the same, within thirty (30) days following execution of this Agreement. If such a meeting is deemed necessary, the management of GEP and GEII agree to recommend approval to the Shareholder and to solicit proxies in support of the same.

     (d) GEII and GEP and their respective legal counsel shall have received copies of all such certificates, opinions and other documents and instruments as each party or its legal counsel may reasonably request pursuant to this Agreement or otherwise in connection with the consummation of the transactions contemplated hereby, and all such certificates, opinions and other documents and instruments received by each party shall be reasonably satisfactory, in form and substance, to each party and its legal counsel.

     (e) Both GEP and GEII shall have the right to waive any or all of the conditions precedent to its obligations hereunder not otherwise legally required; provided, however, that no waiver by a party of any condition precedent to its obligations hereunder shall constitute a waiver by such party of any other condition.

                                   SECTION 12

                         TERMINATION, AMENDMENT, WAIVER

12.1 This Agreement may be terminated at any time prior to the Closing, and the contemplated transactions abandoned, without liability to either party, except with respect to the obligations of GEII, GEP and the GEP Stockholder under Section 9.4 hereof:

     (a)  By mutual agreement of GEII and GEP;

     (b) If the Closing (as defined in Section 3) has not have taken place on or prior to December 31, 2010, this Agreement can be terminated upon written notice given by GEII or GEP which is not in material default;

     (c) By GEII, if in its reasonable believe there has been a material misrepresentation or breach of warranty on the part of the Stockholder in the representations and warranties set forth in the Agreement.

     (d) By GEP or the Stockholder if, in the reasonable belief of GEP or any the Stockholder, there has been a material misrepresentation or breach of warranty on the part of GEII in the representations and warranties set forth in the Agreement;

     (e) By GEII if, in its opinion or that of its counsel, the Exchange does not qualify for exemption from registration under applicable federal and state securities laws, or qualification, if obtainable, cannot be accomplished in GEII's opinion or that of its counsel, without unreasonable expense or effort;

     (f) By GEII or by the Stockholder, if either party shall determine in its sole discretion that the Exchange has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities or by any other person of material litigation or proceedings against any party [it being understood and agreed that a written request by a governmental authority for information with respect to the Exchange, which information could be used in connection with such litigation or proceedings, may be deemed to be a threat of material litigation or proceedings regardless of whether such request is received before or after the signing of this Agreement];

     (g) By GEII if the business or assets or financial condition of GEP, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise; or, by the Stockholder if the business or assets or financial condition of GEII, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise;

     (h) By GEII or GEP if, in the opinion of GEII's independent accountants, it should appear that the combined entity will not be auditable to SEC accounting standards;

     (i) By GEP if GEII fails to perform material conditions set forth in Sub-Section 11.1 and 11.3 herein;

     (j) By GEP if examination of GEII's books and records pursuant to Section 5 herein uncovers a material deficiency;

     (k) By GEII if GEP fails to perform material conditions set forth in Sub-Section 11.1 and 11.2 herein; and

     (l) By GEII if examination of GEP's books and records pursuant to Section 4 herein uncovers a material deficiency.

12.2 No modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound.

12.3 In the event of termination of this Agreement by either GEII or GEP as provided in Section 12.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any of the parties or their respective officers or directors except with respect to Section 9, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither GEII nor GEP shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

                                   SECTION 13

                                  MISCELLANEOUS

13.1 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

13.2 Binding Agreement.

     (a) This Agreement shall become binding upon the parties when, but only when, it shall have been signed on behalf of all parties.

     (b) Subject to the condition stated in subsection (a), above, this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their legal representatives, successors and assigns. This Agreement, in all of its particulars, shall be enforceable by the means set forth in subsection 13.9 for the recovery of damages or by way of specific performance and the terms and conditions of this Agreement shall remain in full force and effect subsequent to Closing and shall not be deemed to be merged into any documents conveyed and delivered at the time of Closing. In the event that subsection 13.9 is found to be unenforceable as to any party for any reason or is not invoked by any party, and any person is required to initiate any action at law or in equity for the enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover from the party determined to be in default, all of its reasonable costs incurred in said litigation, including attorneys' fees.

13.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which may be deemed an original, but all of which together, shall constitute one and the same instrument.

13.4 Severability. If any provisions hereof are to be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect or any other provision hereof.

13.5 Assignability. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided that neither this Agreement nor any right hereunder shall be assignable by GEP or GEII without prior written consent of the other party.

13.6 Captions. The captions of the various Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

13.7 Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of California.

13.8 Jurisdiction and Venue. Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Orange County, State of California, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement. The prevailing party may recover costs and reasonable attorney's fees.

13.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid and properly addressed as follows:

     To GEP and GEP Stockholder:

                     Peter Smith, President
                     GLOBAL EQUITY PARTNERS PLC
                     1 Berkeley Street
                     London W1J 8DJ, United Kingdom
                     Fax 011 207 016 9100

     To GEII:

                     Neeraj Iyer, President
                     GLOBAL EQUITY INTERNATIONAL, INC.
                     20 Truman, Suite 208
                     Irvine, CA  92620
                     Fax (949) 222-5014

     With a Copy to:

                     William B. Barnett, Esq.
                     Law Offices of William B. Barnett
                     21550 Oxnard, Suite 200
                     Woodland Hills, CA 91467
                     Fax (818) 949-2269

     Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the respective party hereto.

     All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 13.9 if delivered personally, shall be effective upon delivery; and, if delivered by mail, shall be effective three days following deposit in the United States mail, postage prepaid.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                      GLOBAL EQUITY INTERNATIONAL, INC.


                                      By: /s/ Neeraj Iver
                                         ---------------------------------------
                                         Neeraj Iyer, President

                                      GLOBAL EQUITY PARTNERS PLC


                                      By: /s/ Peter Smith
                                         ---------------------------------------
                                         Peter Smith, President

                            EXHIBIT LIST

Exhibit "A":       Consent of Board of Directors of GEP

Exhibit "B":       Consent of Board of Directors of GEII

                           SCHEDULE LIST

Schedule 4.1(b):   GEP- Capitalization

Schedule 4.1(c):   GEP- Subsidiaries

Schedule 4.1(f):   GEP-Litigation

Schedule 4.1(h):   GEP-Absence of Certain Changes

Schedule 4.1(i):   GEP- Employees

Schedule 4.1(j):   GEP-Assets

Schedule 4.1(l):   GEP-Operating Authorities

Schedule 5.1(b):   GEII-CAPITALIZATION

Schedule 5.1(f):   GEII- Subsidiaries

                                   EXHIBIT "A"

                              CONSENT OF DIRECTORS
                                       OF
                           GLOBAL EQUITY PARTNERS PLC

     A special meeting of the Directors of Global Equity Partners PLC (the "Company"), a Republic of Seychelles Corporation, was held by consent and without an actual meeting. The undersigned, being all of the Directors, do hereby waive notice of the time, place and purpose of this meeting of the Directors of the Company and, in lieu thereof, hereby agree and consent to the adoption of the following corporate actions.

     WHEREAS, the Company intends to exchange all of the issued and outstanding registered shares of the Company for 20,000,000 shares of GLOBAL EQUITY INTERNATIONAL, INC. ("GEII") common stock;

     WHEREAS, the Company's legal counsel has reviewed a formal agreement consistent with the terms of the negotiations, which "Plan and Agreement of Reorganization" is attached hereto;

     WHEREAS, it is in the Company's best interests to approve the terms and execution of the Plan and Agreement of Reorganization on behalf of the Company;

     NOW, THEREFORE, BE IT RESOLVED, that the terms and conditions of the exchange as set forth in the Plan and Agreement of Reorganization be, and the same hereby are, ratified and confirmed, and the President and Secretary of the Company are authorized to execute the same on behalf of the Company.

                              GENERAL AUTHORIZATION

               BE IT RESOLVED that the President and Secretary of the Company be, and they hereby are, authorized, directed and empowered to prepare or cause to be prepared, execute and deliver all such documents and instruments and to undertake all such actions as they deem necessary or advisable in order to carry out and perform any or all of the matters contemplated by the Plan and Agreement of Reorganization and as authorized in the foregoing resolution.

     IN WITNESS WHEREOF, the undersigned has executed this written consent, which shall be effective as of November 15, 2010.


/s/ Peter Smith
----------------------------------
Peter Smith, Director

                                    EXHIBIT B

                              CONSENT OF DIRECTORS
                                       OF
                        GLOBAL EQUITY INTERNATIONAL, INC.

     A special meeting of the Directors of Global Equity International, Inc. (the "Corporation"), a Nevada corporation, was held by consent and without an actual meeting. The undersigned, being all of the Directors, do hereby waive notice of the time, place and purpose of this meeting of the Directors of the Corporation and, in lieu thereof, hereby agree and consent to the adoption of the following corporate actions.

     WHEREAS, the Corporation intends to purchase all the issued and outstanding registered shares of Global Equity Partners PLC ("GEP") in exchange for approximately 20,000,000 shares of the Corporation's common stock;

     WHEREAS, the Corporation's legal counsel has prepared a formal agreement consistent with the terms of the letter of intent, which "Plan and Agreement of Reorganization" is attached hereto as Exhibit "A";

     WHEREAS, it is in the Corporation's best interests to approve the terms and execution of the Plan and Agreement of Reorganization on behalf of the Corporation;

     NOW, THEREFORE, BE IT RESOLVED that the terms and conditions of the exchange as set forth in the Plan and Agreement of Reorganization be, and the same hereby are, ratified and confirmed, and the President of the Corporation is authorized to execute the same on behalf of the Corporation.

                              GENERAL AUTHORIZATION

               BE  IT  RESOLVED   that  the   President  and  Secretary  of  the
          Corporation be, and they hereby are, authorized, directed and empowered to prepare or cause to be prepared, execute and deliver all such documents and instruments and to undertake all such actions as they deem necessary or advisable in order to carry out and perform any or all of the matters contemplated by the Plan and Agreement of Reorganization and is authorized in the foregoing resolution.

IN WITNESS WHEREOF, the undersigned has executed this written consent, which shall be effective as of November 15, 2010.


/s/ Neeraj Iver
----------------------------------
Neeraj Iyer, Director

No schedules were attached to this Agreement at closing for the reason that all schedules referred to in the Agreement were due diligence files reviewed by the parties prior to the closing.




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